As filed with the Securities and Exchange Commission on September 19, 2005.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NeuStar, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	46000 Center Oak Plaza Sterling, Virginia 20166 (Address, including Zip Code, of Principal Executive Offices)	52-2141938 (I.R.S. Employer Identification Number)

NEUSTAR, INC. 1999 EQUITY INCENTIVE PLAN
NEUSTAR, INC. 2005 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Jeffrey E. Ganek Chairman and Chief Executive Officer NeuStar, Inc. 46000 Center Oak Plaza Sterling, Virginia 20166 (571) 434-5400	Copies to: Stephen I. Glover, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Ave., NW Washington, DC 20036 (202) 955-8500
(Name, Address and Telephone Number, including Area Code, of
Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount	Aggregate Offering	Aggregate	Registration
to be Registered	to be Registered(1)	Price per Share	Offering Price	Fee

Class A Common Stock, $0.001 par value per share(2)	14,479,463	$4.36(3)	$63,144,342.31	$7,432.09

Class A Common Stock, $0.001 par value per share(4)	6,100,010	$28.70(5)	$175,070,287.00	$20,605.77

Total:	20,579,473	n/a	$238,214,629.31	$28,037.86

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, there is also being registered such additional shares of Class A Common Stock that become available under the foregoing plans in connection with changes in the number of outstanding Class A Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)	Consists of shares reserved for issuance upon exercise of outstanding options and vesting of outstanding phantom stock units under the NeuStar, Inc. 1999 Equity Incentive Plan and shares reserved for issuance upon exercise of outstanding options under the NeuStar, Inc. 2005 Stock Incentive Plan.

(3)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share was calculated based on the weighted average exercise price of the outstanding options and phantom stock units.

(4)	Consists of shares reserved for issuance under the NeuStar, Inc. 2005 Stock Incentive Plan. Any shares registered for issuance under the NeuStar, Inc. 1999 Equity Incentive Plan that become available due to forfeiture, expiration, settlement in cash or other termination of outstanding options or phantom stock units will be added to the shares registered for issuance under the NeuStar, Inc. 2005 Stock Incentive Plan.

(5)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act based upon the average of the high and low prices for the Class A Common Stock on September 16, 2005, as reported by the New York Stock Exchange, which was $28.70.

INTRODUCTION
      This Registration Statement on Form S-8 is filed by NeuStar, Inc., a Delaware corporation (the “Registrant” or the “Company”), relating to an aggregate of 20,579,473 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), issuable under the NeuStar, Inc. 1999 Equity Incentive Plan (the “1999 Plan”) and the NeuStar, Inc. 2005 Stock Incentive Plan (the “2005 Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
      The information required in Part I of this Registration Statement is included in the prospectus(es) for the 1999 Plan and the 2005 Plan, which are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
      The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a) The Registrant’s most recent Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s financial statements included in the most recent annual report or prospectus referred to in (a) above.

(c) The description of the Common Stock set forth under the caption “Description of Registrant’s Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 27, 2005, together with any amendment or report filed with the Commission for the purpose of updating such description.
      All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. The Registrant’s Exchange Act file number with the Commission is 001-32548.

Item 4.	Description of Securities.
      Not applicable.

Item 5.	Interests of Named Experts and Counsel.
      Not applicable.

Item 6.	Indemnification of Directors and Officers.
      Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
      Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
      Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
      As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that was illegal, or obtaining an improper personal benefit. In addition, the Registrant’s Restated Certificate of Incorporation and bylaws contain provisions requiring indemnification of directors and executive officers of the Registrant to the fullest extent authorized by the Delaware General Corporation Law, and permitting the indemnification of its other employees and agents (and employees and agents of its subsidiaries and affiliates) to the fullest extent authorized under the Delaware General Corporation Law. The Registrant has entered into indemnification agreements with each of its directors and each of its officers at the senior vice president level and above. These agreements provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law.
      Under the provisions of the Registrant’s Restated Certificate of Incorporation, expenses incurred by a director or executive officer in defending a civil or criminal suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The Registrant’s Restated Certificate of Incorporation currently authorizes, but does not require, advancement of expenses to employees and agents of the Registrant on the same conditions that apply to directors and executive officers of the Registrant. The rights to indemnification set forth in the Registrant’s Restated Certificate of Incorporation and bylaws are not exclusive of any provisions with respect thereto in other contracts or agreements between the Registrant and any officer, director, employee or agent of the Registrant, including the indemnification agreements described above.
      The Registrant may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability that may be asserted against such person. All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.
      Not applicable.

Item 8.	Exhibits.

Exhibit
No.	Description

4.1	Restated Certificate of Incorporation of the Registrant.

4.2	Bylaws of the Registrant.

4.3	Specimen Class A Common Stock Certificate.

4.4	Specimen Class B Common Stock Certificate.

4.5	Stockholders Agreement, dated June 28, 2005, by and among NeuStar, Inc. and the stockholders named therein.

4.6	Registration Rights Agreement, dated as of June 5, 2001, by and among NeuStar, Inc. and the stockholders named therein.

4.7	Form of Warrants dated December 7, 1999.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1	NeuStar, Inc. 1999 Equity Incentive Plan.

10.2	NeuStar, Inc. 2005 Stock Incentive Plan.

23.1	Consent of Gibson, Dunn & Crutcher LLP.

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney.

Item 9.	Undertakings.
      1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[SIGNATURES ON THE NEXT PAGE]

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Commonwealth of Virginia, on September 19, 2005.

NeuStar, Inc.

By:	/s/ Jeffrey E. Ganek

Jeffrey E. Ganek
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey E. Ganek and Martin K. Lowen his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 2005.

Signature	Title

/s/ Jeffrey E. Ganek Jeffrey E. Ganek	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Jeffrey A. Babka Jeffrey A. Babka	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ James G. Cullen James G. Cullen	Director

/s/ Henry Geller Henry Geller	Director

/s/ Dr. Henry Kressel Dr. Henry Kressel	Director

/s/ Joseph P. Landy Joseph P. Landy	Director

/s/ Dr. Kenneth A. Pickar Dr. Kenneth A. Pickar	Director

Frank L. Schiff	Director

EXHIBIT INDEX

Sequentially
Exhibit		Numbered
No.	Description	Page

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 (File No. 333-123635) filed on June 28, 2005).	N/A

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1 (File No. 333-123635) filed on June 28, 2005).	N/A

4.3	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-1 (File No. 333-123635) filed on June 28, 2005).	N/A

4.4	Specimen Class B Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form S-1 (File No. 333-123635) filed on June 28, 2005).	N/A

4.5	Stockholders Agreement, dated June 28, 2005, by and among NeuStar, Inc. and the stockholders named therein (incorporated by reference to the Exhibit 4.3 to the Registrant’s report on Form 10-Q for the period ended June 30, 2005 filed on August 15, 2005).	N/A

4.6	Registration Rights Agreement, dated as of June 5, 2001, by and among NeuStar, Inc. and the stockholders named therein (incorporated by reference to Exhibit 4.4 to the Registrant’s registration statement on Form S-1 (File No. 333-123635) filed on April 8, 2005).	N/A

4.7	Form of Warrants dated December 7, 1999 (incorporated by reference to Exhibit 4.5 to the Registrant’s registration statement on Form S-1 (File No. 333-123635) filed on May 11, 2005).	N/A

5.1	Opinion of Gibson, Dunn & Crutcher LLP.	E-1

10.1	NeuStar, Inc. 1999 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s registration statement on Form S-1 (File No. 333-123635) filed on May 27, 2005).	N/A

10.2	NeuStar, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s registration statement on Form S-1 (File No. 333-123635) filed on May 27, 2005).	N/A

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).	N/A

23.2	Consent of Ernst & Young LLP.	E-3

24.1	Power of Attorney (included on the signature page of this Registration Statement).	N/A